Exhibit 99.1

ZIOPHARM Announces First Patient Treated in the Dose Escalation Portion

of the Phase 1 Study of Ad-RTS-hIL-12 for Advanced Glioma

BOSTON, MA – February 24, 2016 – ZIOPHARM Oncology, Inc. (Nasdaq:ZIOP), a biopharmaceutical company focused on new cancer immunotherapies, today announced that, following the successful completion of the initial dose cohort, the first patient has been dosed at the succeeding dose level in the Company’s ongoing multicenter Phase 1 study of Ad-RTS-hIL-12 + orally administered veledimex in recurrent or progressive glioblastoma or grade III malignant glioma. Ad-RTS-hIL-12 + veledimex is a novel viral gene therapy candidate for the controlled expression of IL-12, a critical protein for stimulating an anti-cancer T-cell immune response.

“This Phase 1 study of Ad-RTS-hIL-12 + veledimex is notable as it is among only a handful of multi-center gene therapy studies ever conducted, involves treatment directly in the brain tumor and addresses an advanced stage of disease where survival outcomes are often dire,” said Francois Lebel, M.D., Executive Vice President, Research and Development, Chief Medical Officer at ZIOPHARM. “We are encouraged by the clinical observations to date and look forward to identifying the optimal dose as we continue to enroll additional patients in the trial.”

Dr. Lebel added: “Advanced brain cancer is a disease for which there are far too few treatment options. We look forward to presenting follow-up data from this study mid-year, and exploring additional therapy combinations in the clinic starting this year, including the addition of a checkpoint inhibitor to Ad-RTS-IL-12 + veledimex.”

At the Society for Neuro-Oncology 20th Annual Scientific Meeting in November 2015, and in subsequent presentations, the Company announced results, including encouraging activity and “on-target toxicity,” as well as evidence that veledimex crosses the blood brain barrier, from the first cohort in the study at a dosing regimen of Ad-RTS-hIL-12 2.0x10^11 + veledimex 20mg/day. After a review of tolerability data from this cohort of seven patients by a panel of independent neuro oncology experts, convened as the Data Safety Monitoring Board for the trial, the next dosing cohort of veledimex (40mg/day) was approved.

The ongoing multi-center Phase 1 trial of Ad-RTS-hIL-12 + veledimex examines a gene therapy strategy for recurrent high-grade gliomas, with the goal of generating a localized anti-tumor immune response. The primary objective of the study is to determine the safety and tolerability of a single intra-tumoral Ad-RTS-hIL-12 injection activated upon dosing with oral veledimex. Secondary objectives are to determine the Ad-RTS-hIL-12 +

veledimex maximum tolerated dose, the immune responses elicited by Ad-RTS-hIL-12 + veledimex, and assessment of biologic response. The Company anticipates reporting updated results from the study at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2016 and preclinical results combining Ad-RTS-hIL-12 + veledimex and checkpoint inhibitors at the American Society of Gene and Cell Therapy Annual Meeting in May 2016.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell- and viral-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE:XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and more precisely modulate gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials involving the Company’s drug candidates, and the progress of the Company’s research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, or any of our other therapeutic candidates will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, and our other therapeutic products will be successfully marketed if approved; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Quarterly Reports on Form 10Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

Contact:

Lori Ann Occhiogrosso

ZIOPHARM Oncology, Inc.

617-259-1987

locchiogrosso@ziopharm.com

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com